Exhibit 3.3(c)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GWI PCS, INC.

(formerly GWI, Inc.)

GWI PCS, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby files this Certificate of Amendment of Certificate of Incorporation pursuant to Section 103(f) of the DGCL and certifies as follows:

1. The name of the Corporation is GWI PCS, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 25, 1995, and the Certificate of Amendment of Certificate of Incorporation changing the name of the corporation to “GWI PCS, Inc.” was filed with the Secretary of State of the State of Delaware on November 1, 1995.

2. This Certificate of Amendment of Certificate of Incorporation was duly adopted by the board of directors and stockholders holding a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

3. Article I of the Certificate of Incorporation of the Corporation is hereby deleted and amended to read in its entirety as follows:

“The name of this corporation is MetroPCS Wireless, Inc.”

4. In accordance with the provisions of Section 103(d) of the DGCL, this Certificate of Amendment of Certificate of Incorporation shall become effective upon its filing date.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of the Corporation has been executed for and on behalf and in the name of the Corporation by its President and Secretary thereunto duly authorized on this 29th day of March, 1999.

/s/ Roger D. Linquist
Name:	Roger D. Linquist
Title:	President and Chief Executive Officer

Attest:

/s/ John R. Lister
Name:	John R. Lister
Title:	Secretary